Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES JULY CASH DISTRIBUTION

DALLAS, Texas, July 21, 2023 – Argent Trust Company, as Trustee of the Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.021749 per unit, payable on August 14, 2023, to unit holders of record on July 31, 2023.

This month’s distribution decreased from the previous month primarily due to a decrease in the price of both oil and gas offset by an increase in both oil and gas production on the Waddell Ranch Properties during the month of May.

WADDELL RANCH

In reporting May production of the Underlying Properties for this month’s press release, production for oil volumes was 235,077 (gross) and was priced at about $69.38 per bbl. Production for gas volumes (including gas liquids) was 839,630 Mcf (gross) and was priced at about $0.24 per Mcf, which now includes the value received from plant products and natural gas liquids. Net revenue for the underlying properties of the Waddell ranch was $15,742,030 (gross) for May. Lease Operating Expenses were $6,119,811 (gross) and Capital Expenditures (CAPEX) were $13,323,149 (gross) for May, netting to a negative Net Profit Interest (NPI) of $(3,700,930). This would put the trust’s proceeds of 75% as a negative $(2,775,697) (net) for the month of May. For the month of May, there was an increase of CAPEX relating specifically to the 2023 budgeted projects, although fracking costs remain constant from last month to this month, other capital budget items resulted in an increase to CAPEX. Given that if current oil and gas pricing continues, Waddell Ranch may or may not be able to continue to contribute to the distribution in the foreseeable future, to cover the ongoing CAPEX budget. The Waddell Ranch Properties NPI did not contribute to this month’s distribution.

First sales received for the month of May 2023 wells were as follows: (all net to the Trust), 3.0 new drill wells, including 1.9 horizontal wells, 3.8 recompleted wells. Waiting on completion, as of 5/31/2023, were 2.3 drill wells, including 1.5 horizontal wells and 4.1 recompletion wells. Also, 3.4 wells, plugged and abandoned, were completed.

Blackbeard has provided the projected 2023 capital expenditure budget for the Waddell Ranch Properties to be an estimated $96.8 million (net to the Trust) with a projection of about 30.75 new drill wells and 45 recompletions along with about 37.5 plug and abandoned wells. At this point in time, approximately 42% of that budget has been incurred.

TEXAS ROYALTY PROPERTIES

Production for the underlying properties at the Texas Royalties was 15,730 barrels of oil and 12,872 Mcf of gas. The production for the Trust’s allocated portion of the Texas Royalties was 13,926 barrels of oil and 11,412 Mcf of gas. The average price for oil was $73.01 per bbl and for gas was $5.79 which includes significant NGL pricing per Mcf. This would primarily reflect production and pricing for the month of May for oil and the month of April for gas. These allocated volumes were impacted by the pricing of both oil and gas. This production and pricing for the underlying properties resulted in revenues for the Texas Royalties of $1,222,955. Deducted from these were taxes of $137,947 resulting in a Net Profit of $1,085,008 for the month of May. With the Trust’s Net Profit Interest (NPI) of 95% of the Underlying Properties, this would result in net contribution by the Texas Royalties of $1,030,758 to this month’s distribution.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes			Average	Price
	Oil (bbls)	Gas (Mcf)	Oil (bbls)	Gas (Mcf)		Oil (per bbl)	Gas (per Mcf)
Current Month
Waddell Ranch	235,077	839,630	176,308	629,723	*	$69.38	$0.24	**
Texas Royalties	15,730	12,872	13,926	11,412	*	$73.01	$5.79
Prior Month
Waddell Ranch	221,817	722,843	166,363	542,132	*	$77.35	$0.41	**
Texas Royalties	17,415	22,217	15,559	19,827	*	$75.10	$4.07

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest, including any prior period adjustments.
**	This pricing includes sales of gas liquid products.

General and Administrative Expenses deducted for the month were $25,445 resulting in a distribution of $1,013,732 to 46,608,796 units outstanding, or $0.021749 per unit.

The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

The 2022 Annual Report with Form 10-K and the January 1, 2023 Reserve Summary are posted on Permian’s website. Permian’s cash distribution history, current and prior year financial reports, tax information booklets, and a link to filings made with the Securities and Exchange Commission, all can be found on Permian’s website at http://www.pbt-permian.com/. Additionally, printed reports can be requested and are mailed free of charge.

*        *        *

Contact: Ron Hooper, Senior Vice President, Argent Trust Company, Trustee, Toll Free – 1.855.588.7839